UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    June 1, 2009

Sitesearch Corporation
(Exact name of registrant as specified in charter)

Nevada	333-155043	20-5422795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 840 - 0668

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

c. Jorge de los Santos appointed as a Member of the Board for Sitesearch Corporation

        Effective as of June 1, 2009, Jorge de los Santos has been appointed as a Member of the Board of Directors for Sitesearch Corporation. Mr. de los Santos will be replacing Mr. Lu, who resigned in Marchof 2009. Jorge de los Santos serves as Senior Vice President of Sitesearch and as the Chairman and CEO of Bluesky Holdings Corporation, an Arizona based technology company. From April 2008 through December 2008, Mr. de los Santos was CEO of Capital en Crecimiento. From January 2007 to April of 2008 Mr. de los Santos was a Special Advisor to Arizona State University President Michael Crow. From July 2003 to December 2006 he founded and headed the office of Pan American American Initiatives at the President's Office in Arizona State University. In New York City, Mr. de los Santos was the first Director for Strategy and Business Development at Columbia University's Digital Knowledge Ventures from September 2001 to June 2003. Mr. de los Santos received a B.A. in Economics from the Monterrey Institute of Technology and Advanced Studies (ITESM) in Monterrey, Mexico and a Master's Degree in public administration and public policy from Columbia University in New York City. While at Columbia, he was named a MacArthur, Ford and Hewlett Fellow in the Social Sciences. Mr. de los Santos was appointed by Arizona Governor Janet Napolitano to the Board of Directors of the Arizona-Mexico Commission in 2004 and as a Governor's representative to the United States Border Governor's Conference in 2006. He is currently a John C. Whitehead Fellow of the Foreign Policy Association, based in New York City.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sitesearch Corporation (Registrant)
Date: June 2, 2009	By:	/s/ Jeffrey S. Peterson
Jeffrey S. Peterson
Chairman of the Board